UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☒    Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Perspecta Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PERSPECTA INC.
14295 Park Meadow Drive
Chantilly, Virginia 20151
(571) 313-6000
SUPPLEMENT TO PROXY STATEMENT
FOR MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2021
This is a supplement to the definitive proxy statement dated April 2, 2021 (“Proxy Statement”) of Perspecta Inc., a Nevada corporation (“Perspecta” or the “Company”, “we”, “us” or “our”), that was mailed to you in connection with the solicitation of proxies for use at the special meeting of stockholders to be held on May 5, 2021 at 10:00 a.m., Eastern Time, via the Internet at www.virtualshareholdermeeting.com/PRSP2021SM, to consider and vote upon the following proposals:
1.
To approve the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 27, 2021, as amended from time to time, by and among the Company, Jaguar ParentCo Inc. (“Parent”), a corporation organized under the laws of Delaware, and Jaguar Merger Sub Inc. (“Merger Sub”), a Nevada corporation and a direct, wholly owned subsidiary of Parent (the “merger agreement proposal”);

2.	To approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (the “golden parachute proposal”); and
3.
To approve one or more proposals to adjourn the Special Meeting, if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal (the “adjournment proposal”).

Our Board of Directors previously established March 18, 2021 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof.
Our Board of Directors unanimously recommends that you vote “FOR” the merger agreement proposal, “FOR” the golden parachute proposal and “FOR” the adjournment proposal.
No action in connection with this supplement to the Proxy Statement is required by any stockholder who previously delivered a proxy.
*  *  *
Amendment to Schedule 13E-3
On April 29, 2021, the Company filed an amendment to its Schedule 13E-3 with updated copies of the presentations from Goldman Sachs & Co. LLC and Stone Key Partners LLC as Exhibits (c)(iii), (c)(iv) and (c)(vi) thereto.
Litigation Relating to the Merger
As previously disclosed in the Proxy Statement, between March 9, 2021 and March 15, 2021, two lawsuits were filed by purported stockholders of Perspecta in connection with the transactions contemplated by the Merger Agreement under the captions Wilson v. Perspecta Inc. et al., Case No. A-21-830758-B (Nev. Dist.) and Waterman v. Perspecta Inc. et al., Case No. 651721/2021 (N.Y. Sup. Ct.). Five additional lawsuits were filed between April 5, 2021 and April 28, 2021: Robbins v. Perspecta Inc. et al., Case No. 1:21-cv-01841 (E.D.N.Y.), Debiak v. Perspecta Inc. et al., Case No. 1:21-cv-03076 (S.D.N.Y.), Weiss v. Perspecta Inc. et al., Case No. 3:21-cv-00649 (S.D. Cal.), Parshall v. Perspecta Inc. et al., Case No. 3:21-cv-00678 (S.D. Cal.) and Ciccotelli v. Perspecta Inc. et al., Case No. 2:21-cv-01863 (E.D. PA.). The complaints allege, among other things, that the proxy statement disseminated in connection with the Merger omitted material information in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, rendering the proxy statement false and misleading. The complaints name as defendants Perspecta and the Perspecta board of directors. One of the complaints additionally names as a defendant Veritas Capital Fund Management.

Perspecta believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the pending actions described above. Perspecta is voluntarily supplementing certain disclosures in the Proxy Statement related to plaintiffs’ claims with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, Perspecta specifically denies all allegations in the various litigation matters that any additional disclosure was or is required or material.
Supplemental Disclosures
The following supplemental disclosures should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement. For clarity, new text within restated paragraphs from the Proxy Statement is highlighted with bold, underlined text and deleted text within restated paragraphs from the Proxy Statement is highlighted with strikethrough text.
The disclosure in the section entitled “Summary Term Sheet” under the heading “Special Factors,” beginning on page 1 of the Proxy Statement is hereby amended by amending and restating the last paragraph on page 1 as follows:
Opinion of Goldman Sachs. Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of January 27, 2021 and based upon and subject to the factors and assumptions set forth therein, the $29.35 in cash per share of the Company’s common stock to be paid to the holders (other than Parent, Veritas Capital Fund Management L.L.C., an affiliate of a significant shareholder of the Company and an affiliate of Parent (“Veritas Capital”) and their respective affiliates) of shares of the Company’s common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated January 27, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of the Company’s common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of $~~28~~30 million, $3 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. ~~Goldman Sachs may receive an additional fee of up to $2 million at the Company’s discretion.~~ For additional information, see the section entitled “Special Factors—Opinions of Perspecta’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC”.
The disclosure in the section entitled “Summary Term Sheet” under the heading “Special Factors,” beginning on page 1 of the Proxy Statement is hereby amended by amending and restating the fourth full paragraph on page 4, and the disclosure in the section entitled “Litigation Relating to the Merger” under the heading “Special Factors” beginning on page 57 of the Proxy Statement is hereby amended by amending and restating the paragraph under the heading “Litigation Relating to the Merger” on page 57 in its entirety, in each case as follows:
~~Two~~Seven complaints have been filed against Perspecta seeking to enjoin and recover damages from the Merger. The first, Wilson v. Perspecta Inc. et al., Case No. A-21-830758-B, was filed against Perspecta, the members of the Board and Veritas Capital Fund Management in the Nevada Eighth Judicial District Court in Clark County on March 9, 2021. The purported shareholder class action complaint alleges that Veritas Capital, which the complaint alleges is a controlling shareholder, and the Board breached their fiduciary duties in connection with the proposed Merger by agreeing to inadequate consideration for the proposed Merger, by engaging in a conflicted Merger process, and by disseminating a materially incomplete and misleading proxy statement in connection with the proposed Merger. The second, Waterman v. Perspecta Inc. et al., Case No. 651721/2021, was filed against Perspecta and members of the Board, in the New York Supreme Court in New York County on March 15, 2021. The complaint alleges that the Board breached its fiduciary duties to shareholders by disseminating a materially incomplete and misleading proxy statement in connection with the proposed Merger, and that Perspecta aided and abetted such breach. Both complaints seek, among other things, an order enjoining Perspecta from holding the stockholder meeting to vote on the proposed Merger and taking any steps to consummate the proposed Merger or, in the event the proposed Merger is consummated, an order rescinding, to the extent already implemented, the Merger or any terms thereof, or granting rescissory damages, and to recover an unspecified amount of damages resulting from the alleged violations of fiduciary duties. Five subsequent complaints were filed in U.S. District Courts: Robbins v. Perspecta Inc. et al., Case No. 1:21-cv-01841, was filed on April 5, 2021, in the Eastern District of New York; Debiak v. Perspecta Inc. et al., Case No. 1:21-cv-03076, was filed on April 9, 2021, in the Southern District of New York; Weiss v. Perspecta Inc. et al., Case No. 3:21-cv-00649, was filed on April 14, 2021, in the Southern District of California; Parshall v. Perspecta Inc. et al., Case No. 3:21-cv-00678, was filed on April 16, 2021, in the Southern District of California, and Ciccotelli v. Perspecta Inc. et al., Case No. 2:21-cv-01863, was filed on April 21, 2021, in the Eastern District of Pennsylvania. Each of these five complaints alleges Perspecta and members of the Board violated Section 14(a) of the Exchange Act, as well as SEC Rule 14a-9 promulgated thereunder, by disseminating a materially incomplete and misleading proxy statement in connection with the proposed Merger. Each also alleges the members of the Board violated Section 20 of the Exchange Act by exercising control over person or persons who violated Section 14(a) of the Exchange Act and SEC Rule 14a-9. All of the complaints filed in U.S. District Courts seek an order enjoining the consummation of the Merger, as well as other relief similar to that sought in the Wilson and Waterman actions. It is possible additional lawsuits may be filed between the date of this proxy statement and consummation of the Merger.
The disclosure in the section entitled “Background of the Merger” under the heading “Special Factors” beginning on page 13 of the Proxy Statement is hereby amended by inserting a new paragraph after the sixth paragraph on page 18:
Also on December 27, 2020, representatives of Goldman Sachs delivered a relationship disclosure letter to the Board providing information regarding certain of Goldman Sachs’ relationships with Veritas Capital, and certain of its affiliates and portfolio companies, which the Board did not believe would adversely affect its independence.
The disclosure in the section entitled “Opinions of Perspecta’s Financial Advisors—Financial Analyses of Goldman Sachs” under the heading “Special Factors” beginning on page 32 of the Proxy Statement is hereby amended by:
Amending and restating the second paragraph on page 33 as follows:
Using discount rates ranging from 6.25% to 7.25%, reflecting estimates of the Company’s weighted average cost of capital, and a mid-year convention, Goldman Sachs derived a range of illustrative enterprise values for the Company, by discounting to present value as of January 1, 2021, (a) the estimates of the unlevered free cash flow to be generated by the Company for the period from January 1, 2021 to March 31, 2026, as reflected in the Forecasts, and (b) a range of illustrative terminal values for the Company as of April 1, 2026, calculated by applying a range of terminal year multiples of 8.5x to 10.5x to the Company’s estimated terminal year Adjusted EBITDA of $624 million as reflected in the Forecasts. Based on Goldman Sachs’ professional judgment and experience, Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples of enterprise value to EBITDA was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and historical multiples for the Company.
Amending and restating the third paragraph on page 33 as follows:
Goldman Sachs derived ranges of illustrative enterprise values for the Company by adding the ranges of present values it derived as described above and adding the estimated net present value of the Company’s future tax benefits, as calculated by Goldman Sachs using the Tax Attributes and a discount rate of 4.50%, reflecting an estimate of the Company’s cost of debt. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived the Company’s net debt as of January 1, 2021 of $2.19 billion, as provided by management of the Company, to derive a range of illustrative equity values for the Company.

Goldman Sachs then divided the range of illustrative equity values by the implied total number of fully diluted Shares outstanding as of January 25, 2021 of 165.3 million Shares, based on the derived range of illustrative equity values, and calculated using information provided by management and the treasury stock method, to derive a range of illustrative present values per Share of $20.04 to $26.89.
Amending and restating the fourth paragraph under the heading “Illustrative Present Value of Future Share Price Analysis” on page 33 as follows:
Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of the Company’s common stock. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2022 to 2025. Goldman Sachs first calculated the implied EV of the Company as of March 31 for each of the fiscal years 2021 to 2024, by multiplying the one-year forward Adjusted EBITDA as of such date by an illustrative range of multiples of 8.0x to 10x. These illustrative multiples were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and NTM EV/ EBITDA multiples for the Company. To derive illustrative implied equity values per Company common stock, Goldman Sachs then subtracted the amount of the Company’s projected net debt as of March 31, 2021, 2022, 2023, and 2024, respectively 2.06 million, 1.82 million, 1.59 million and 1.31 million, as provided by management of the Company, from the range of implied EVs. Goldman Sachs then divided these implied equity values by ~~the number of~~ 165.3 million fully diluted Shares outstanding, as provided by management of the Company, to determine implied equity values per share of the Company’s common stock as of March 31, 2021, 2022, 2023, and 2024, respectively $19.71, $20.66, $22.82 and $25.23. Goldman Sachs then discounted these implied equity values per share to January 1, 2021 using a discount rate of 8%, reflecting an estimate of the Company’s cost of equity. Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added to such implied present values the aggregate dividends per share of Company common stock estimated to be paid by the Company for the fourth quarter of 2021 and each of the fiscal years 2022 to 2024 in the Forecasts, respectively $0.07, $0.36, $0.66 and $0.98, and as discounted to January 1, 2021 using a discount rate of 8%, reflecting an estimate of the Company’s cost of equity. These analyses resulted in a range of implied present values of $15.90 to $23.50 per share.
Amending and restating the chart under the heading “Selected Transactions Analysis” on page 34 as follows:
Announced	Acquiror	Target	Enterprise Value	EV / LTM EBITDA
February 11, 2018	General Dynamics Corporation	CSRA Inc.	$9.7 billion	12.1x
September 10, 2018	Science Applications International Corporation Corp.	Engility Holdings Inc. (stock for stock merger)	$2.25 billion	12.6x
October 14, 2019	American Securities LLC / Lindsay Goldberg LLC	AECOM Management Services (acquisition of a business segment)	$2.405 billion	11.6x
February 6, 2020	Science Applications International Corporation Corp.	Unisys Corporation (acquisition of a business segment)	$1.025 billion	11.1x
Amending and restating the paragraph under the heading “Premium Paid Analysis” on page 34 as follows:
Goldman Sachs reviewed and analyzed, using publicly available data obtained from Dealogic, the premia paid in 229 acquisitions of publicly traded companies in the United States announced during the period from January 1, 2016 through December 31, 2020 in which the target company had an implied enterprise value of $1 billion to $10 billion. For the entire period from January 1, 2016 through December 31, 2020, Goldman Sachs calculated the 25th percentile and 75th percentile of the premia paid in acquisitions announced during such period relative to the target company’s unaffected stock price at the close of trading on the day prior to the original announcement of the transaction as 14% and 43% for 2016, 9% and 31% for 2017, 9% and 36% for 2018, 16% and 44% for 2019 and 13% and 49% for 2020.
Amending and restating the last paragraph on page 35 as follows:
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter, dated January 25, 2021, the Company engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between the Company and Goldman Sachs provides for a transaction fee of $~~28~~30 million, $3 million of which became payable at announcement of the Merger, and the remainder of which is contingent upon consummation of the Merger. ~~Goldman Sachs may receive an additional fee of up to $2 million at the Company’s discretion.~~ In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
The disclosure in the section entitled “Opinions of Perspecta’s Financial Advisors—Opinion of Stone Key” under the heading “Special Factors” beginning on page 36 of the Proxy Statement is hereby amended by amending and restating the first full paragraph beginning on page 38 as follows:
The following is a summary of the principal financial and valuation analyses performed by Stone Key and presented to the Board in connection with rendering its fairness opinion. The full text of the written presentation by Stone Key to the Board has been attached as Exhibit (c)(vi) to the Schedule 13E-3 in connection with the Merger (the “Stone Key Presentation”) and is incorporated by reference herein in its entirety.
The disclosure in the section entitled “Opinions of Perspecta’s Financial Advisors—Stone Key’s Valuation Analyses” under the heading “Special Factors” beginning on page 39 of the Proxy Statement is hereby amended by:
Amending and restating the second paragraph beginning on page 39 as follows:
Discounted Cash Flow Analyses. Stone Key performed both discounted cash flow analyses based on Perspecta’s projected unlevered after-tax free cash flows and assumptions regarding the weighted average cost of capital. In addition, for the perpetual growth method, estimates of the perpetual growth rates were used, and, for the terminal multiples method, estimates of terminal multiple value exit multiples were used. Terminal value is a calculated amount using a range of terminal value exit multiples and perpetual growth rates. The present value of the terminal values at the various exit multiples and perpetual growth rates are described in the Stone Key Presentation.
Amending and restating the third paragraph on page 39 as follows:
In performing its discounted cash flow analyses:
•
Stone Key based its discounted cash flow analyses on the management projections that Stone Key was directed to use, as described above, by Perspecta’s management. See “Certain Unaudited Prospective Financial Information” below.

•
Based on the factors described in the Stone Key Presentation, Stone Key estimated Perspecta’s weighted average cost of capital to be within a range of 6.5% to 7.5% based on, among other factors, (i) a review of Perspecta’s adjusted three-year FactSet historical adjusted beta and five-year FactSet historical adjusted beta as well as similar beta information for ~~the comparable~~ companies Stone Key deemed comparable to Perspecta (Booz Allen Hamilton Holding Corporation, CACI International Inc, Leidos Holdings, Inc., ManTech International Corporation and Science Applications International Corporation), (ii) Stone Key’s estimate of the U.S. equity risk premium, (iii) Perspecta’s capital structure and (iv) Stone Key’s investment banking and capital markets judgment and experience in valuing companies similar to Perspecta.

•	For purposes of the perpetual growth method, Stone Key used perpetual growth rates of 0.50%-1.50%, based on Stone Key’s estimate of market growth.

•
For purposes of the terminal multiples method, Stone Key used a reference range of terminal enterprise value/forward EBITDA multiples of 9.0x to 13.0x, based on a two-year average for the Company and for the foregoing comparable companies. The two discounted cash flow valuation methodologies are independent analyses. Applying a range of terminal value exit multiples based on observed data and Stone Key estimates may result in an implied free cash flow growth rate that is higher and/or lower than the range of perpetual growth rates used in the perpetual growth DCF analysis.

•
Stone Key’s discounted cash flow analyses resulted in an overall reference range of $24.06 to $37.33 per share using the perpetual growth method and $21.02 to $33.79 per share using the terminal multiples method for purposes of valuing Perspecta common stock.

•	Stone Key noted that the transaction price of $29.35 was in line with the aforementioned valuation reference ranges.
Inserting a new paragraph after the third paragraph on page 39:
The unlevered after-tax free cash flows, EBITDA multiples and estimates referenced above are described in the Stone Key Presentation.
Amending and restating the fifth paragraph on page 39 as follows:
The following precedent merger and acquisition transactions were considered by Stone Key:
•	General Dynamics Corporation’s acquisition of CSRA Inc. for cash.
•	Science Applications International Corporation’s acquisition of Engility Holdings, Inc., a stock for stock merger.
•	Science Applications International Corporation’s acquisition of the U.S. Federal business of Unisys Corporation, an acquisition of a business segment.
Amending and restating the last paragraph on page 39 as follows:
In performing its precedent merger and acquisition transactions analysis:
•
Stone Key selected a reference range of transaction multiples based on transaction enterprise value / forward EBITDA multiple range of 10.5x to 13.3x, based on the three foregoing precedent merger and acquisition transactions.

•
Stone Key’s analysis of the select relevant precedent merger and acquisition transactions resulted in an overall reference range of $25.91 to $36.34 per share for purposes of valuing Perspecta common stock.

•	Stone Key noted that the transaction price of $29.35 was in line with the aforementioned valuation reference range based on the precedent merger and acquisition transactions analysis.
Amending and restating the fourth paragraph under the heading “Other Analyses” on page 40 as follows:
In performing its comparable company analysis:
•
Stone Key selected a reference range of trading multiples based on an enterprise value to CY2021E EBITDA multiple range of 9.0x to 13.0x. The ranges are the rounded average multiples for the two-year period for the comparable companies and Perspecta. A chart showing the two years of daily multiples is presented in the Stone Key Presentation.

•
For the purposes of valuing Perspecta common stock, Stone Key’s analysis of the comparable companies resulted in an overall reference range of $20.33 to $35.22 per share (without having assumed any acquisition premium).

Amending and restating the last paragraph on page 40 as follows:
Additional Analyses. Stone Key also performed additional analyses that were provided for reference but not a focus of the opinion, including:

•	the 52-week trading closing price range for Perspecta for the period ending January 25, 2021, which yielded a range of $15.39 to $29.41 per share;
•	Wall Street analyst price targets analysis obtained from FactSet, which indicated a low and high price target of $25.00 to $30.00 per share;
•
a present value of future stock prices analysis, which discounts, at the midpoint of Perspecta’s cost of equity, the implied future price per share derived by applying a range of forward EBITDA multiples to the management projected EBITDA, deducting management projected net debt and dividing by management projected fully diluted shares outstanding. Stone Key observed that for periods of fiscal year 2021 to fiscal year 2025 at a forward EBITDA range of 9.0x – 13.0x, the present value analysis indicated a price range of ~~$18.92 to $34.53~~ $19.93 to $34.29 per share; and

•
a precedent premiums paid analysis of certain precedent transactions announced from 2016 through 2020 involving U.S. public companies where the target consideration was paid in cash. Stone Key observed a range of premiums to the one-day unaffected stock prices of 11.8% to 41.1%. Applying the range of premium to the Unaffected Stock Price of $19.60 per share, which indicated a range of implied equity value of $21.91 to $27.66 per share.

The disclosure in the section entitled “Opinions of Perspecta’s Financial Advisors—Other Considerations” under the heading “Special Factors” beginning on page 41 of the Proxy Statement is hereby amended by amending and restating the fourth paragraph on pages 41 and 42 as follows:
Stone Key is an internationally recognized investment banking firm with substantial experience advising companies in the government technology services industry, as well as substantial experience providing strategic advisory services. Stone Key, as part of its investment banking business, is continuously engaged in the evaluation of business and their debt and equity securities in connection with merger and acquisitions, valuations and general corporate advisory services. Perspecta retained Stone Key as a financial advisor in connection with the Merger because of its qualifications and expertise, as well as its familiarity with the business of Perspecta. Pursuant to the engagement letter between Stone Key and Perspecta, Perspecta has agreed to pay Stone Key a fee totaling $~~28~~30 million, of which $3 million was earned upon delivery of its opinion and the remaining portion of which will be payable upon the consummation of the Merger. ~~In the sole discretion of the Chairman and Chief Executive Officer of Perspecta, this fee may be increased by up to $2 million.~~ In addition, Perspecta has agreed to reimburse Stone Key for certain expenses, including fees and disbursements of legal counsel, and to indemnify Stone Key against certain liabilities arising out of Stone Key’s engagement.
The disclosure in the section entitled “Interests of Executive Officers and Directors of the Company in the Merger—New Management Agreements” under the heading “Special Factors” on page 51 of the Proxy Statement is hereby amended by amending and restating the paragraph under the heading “New Management Agreements” on page 51 in its entirety as follows:
~~As of the date of this Proxy Statement~~ Other than as described below, the Sponsor Entities, Parent and Merger Sub have not entered into any employment agreements with any of the Company’s executive officers.
On April 11, 2021, Mr. Kavanaugh entered into an employment arrangement with Peraton. Pursuant to such arrangement, Mr. Kavanaugh will become the Executive Vice President, Chief Financial Officer of Peraton upon the closing of the Merger. The terms of Mr. Kavanaugh’s employment arrangements are generally consistent with his existing arrangements, except that he will receive a signing bonus, payable within 10 days following the closing of the Merger. Mr. Kavanaugh’s agreement also provides that Mr. Kavanaugh waives his right to receive any benefits under the Perspecta Inc. Severance Plan for Senior Management and Key Employees.
On April 14, 2021, Mr. Luebke entered into an employment arrangement with Peraton. Pursuant to such arrangement, Mr. Luebke will become the Senior Vice President, Controller of Peraton upon the closing of the Merger. The terms of Mr. Luebke’s employment arrangements are generally consistent with his existing arrangements, except that he will receive a retention bonus, with 50% payable on

November 31, 2021 and 50% payable on May 31, 2022, in each case generally subject to continued employment through such dates. Mr. Luebke’s agreement also provides that Mr. Luebke waives his right to receive any benefits under the Perspecta Inc. Severance Plan for Senior Management and Key Employees.
Parent or its affiliates may enter into further discussions prior to the completion of the Merger with certain executive officers regarding employment with, or the right to purchase or participate in the equity of, Parent or certain of its affiliates, including the surviving corporation, on a going-forward basis following the completion of the Merger, and these discussions may lead to our executive officers entering into additional agreements, arrangements or understandings with Parent or certain of its affiliates, including the surviving corporation, regarding the same.
—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—
Important information for investors and stockholders
This communication is being made in respect of the Merger involving the Company and Peraton, an affiliate of Veritas Capital. In connection with the Merger, the Company filed a definitive proxy statement on April 2, 2021 with the SEC and intends to file any additional relevant materials with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company mailed the definitive proxy statement and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. The materials filed and to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.perspecta.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger because they contain important information about the Company and the Merger.
The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the Merger under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s definitive proxy statement and other relevant materials that will be filed with the SEC in connection with the Merger when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the definitive proxy statement relating to the Merger.
Forward-looking statements
All statements and assumptions in this communication that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, financial projections, statements about the potential benefits of the Merger, the prospective performance and outlook of the Company’s business, performance and opportunities, the ability of the parties to complete the Merger and the expected timing of completion of the Merger, as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the ability to obtain the requisite approval from stockholders of the Company; (ii) uncertainties as to the timing of the Merger; (iii) the risk that the Merger may not be completed in a timely manner or at all; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Merger may not be satisfied or waived; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require the Company to pay a termination fee or other expenses; (vii) the effect of the pendency of the Merger on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; (x) various risks related to health epidemics, pandemics and similar outbreaks, such as the COVID-19 pandemic, which may have material adverse effects on the Company’s business, financial position, results of operations and/or cash flows; (xi) any issue that compromises the Company’s relationships with the U.S. federal government, or any state or local governments, or damages the Company’s professional reputation; (xii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that the Company supports; (xiii) any delay in completion of the U.S. federal government’s budget process; (xiv) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (xv) failure by the Company or its employees to obtain and maintain necessary security clearances or certifications; (xvi) the Company’s ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by the Company; (xvii) the Company’s ability to accurately estimate or otherwise recover expenses, time and resources for its contracts; (xviii) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (xix) failure of third parties to deliver on commitments under contracts with the Company; (xx) misconduct or other improper activities from the Company’s employees or subcontractors; (xxi) delays, terminations, or cancellations of the Company’s major contract awards, including as a result of its competitors protesting such awards; (xxii) failure of the Company’s internal control over financial reporting to detect fraud or other issues; (xxiii) failure or disruptions to the Company’s systems, due to cyber-attack, service interruptions or other security threats; (xxiv) failure to be awarded task orders under the Company’s indefinite delivery/indefinite quantity contracts; (xxv) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to the Company; (xxvi) uncertainty from the expected discontinuance of the London Interbank Offered Rate and transition to any other interest rate benchmark; and (xxvii) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2020, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events except as required by law.